Exhibit 10.1

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”), dated as of July 1, 2012 (the “Commencement Date”) is made and entered into among CHAMBERS STREET PROPERTIES, a Maryland real estate investment trust (the “Company”), CSP OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Operating Partnership”), and CBRE ADVISORS LLC, a Delaware limited liability company (“CBRE”).

W I T N E S S E T H

WHEREAS, the Company has elected to be taxed as a REIT (as defined below), and to invest its funds in investments permitted by the terms of the Company’s Declaration of Trust (as defined herein) and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all investments through the Operating Partnership;

WHEREAS, CBRE is the former advisor of the Company;

WHEREAS, the Company is now self-managed as result of its hiring of personnel to direct and perform the day-to-day business affairs of the Company;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information and advice of CBRE and to have CBRE undertake the services hereinafter set forth, at the request and subject to the supervision of the Company all as provided herein;

WHEREAS, CBRE is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth; and

WHEREAS, the parties hereto were party to a Fourth Amended and Restated Advisory Agreement (the “Advisory Agreement”) effective as of May 1, 2012, which agreement has now terminated, and remain party to a Transition to Self-Management Agreement (the “Transition Agreement”), dated as of April 26, 2012;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. As such term is defined in the Declaration of Trust.

Acquisition Consulting Fee. The Acquisition Consulting Fee payable to CBRE or its Affiliates as set forth in Section 4(b).

Affiliate or Affiliated. As such term is defined in the Declaration of Trust.

Bankruptcy. With respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period, (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect, (e) the attachment or other judicial seizure of all or substantially all of its assets, which remains pending, (f) its acknowledgement in writing of its inability to pay its debts as they come due, (g) its entry into an offer of settlement, extension or composition to its creditors generally, (h) its taking any action for the purpose of effecting any of the foregoing, or (i) a determination by the Board, in its reasonable discretion, that such Person is bankrupt, insolvent or otherwise unable to pay its debts as they come due.

Board of Trustees or Board. The persons holding such office, as of any particular time, under the Declaration of Trust of the Company, whether they be the Trustees named therein or additional or successor Trustees.

Bylaws. The Amended and Restated Bylaws of the Company, as amended from time to time.

Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by CBRE or (ii) a material breach of this Agreement by CBRE which remains uncured after 30 days’ written notice.

CBRE. As such term is defined in the preamble of this Agreement.

CBRE Indemnified Persons. As such term is defined in Section 20 of this Agreement.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Commencement Date. As such term is defined in the preamble of this Agreement.

Company. As such term is defined in the preamble of this Agreement.

Competitive Real Estate Commission. As such term is defined in the Declaration of Trust.

Contract Purchase Price. As such term is defined in the Declaration of Trust.

Declaration of Trust. The Second Amended and Restated Declaration of Trust of the Company under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

GAAP. Generally accepted accounting principles as in effect in the United States of America from time to time.

Independent Trustee. As such term is defined in the Declaration of Trust.

IM Consulting Fee. The IM Consulting Fee payable to CBRE as defined in Section 4(a).

Joint Ventures. As such term is defined in the Declaration of Trust.

License Agreement. The license agreement between CB Richard Ellis, Inc., CB Richard Ellis of California, Inc. and the Company dated as of July 19, 2005.

Mortgage. As such term is defined in the Declaration of Trust.

Net Operating Income. Equal to (i) revenues from Properties, less deferred rents receivable, calculated, in each case, in accordance with GAAP, plus (ii) payments received pursuant to master lease agreements with sellers of Properties, less (iii) the costs of maintaining the Properties, including, without limitation, taxes, insurance, repairs and maintenance, but excluding depreciation, amortization, principal and interest payments, and capital expenditures, calculated, in each case, in accordance with GAAP.

Operating Expenses. All costs and expenses of every character paid or incurred by the Company as determined under generally accepted accounting principles, that are in any way related to the operation of the Company or to Company business, including advisory fees, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Expenses, (vi) real estate commissions on the Sale of Property, and (vii) other fees and expenses connected with the acquisition and disposition of real estate interests, mortgage loans or other property.

Operating Partnership. As such term is defined in the preamble of this Agreement.

Organizational and Offering Expenses. As such term is defined in the Declaration of Trust.

Person. As such term is defined in the Declaration of Trust.

Property or Properties. As such term is defined in the Declaration of Trust.

Property Management, Leasing and Construction Fees. The Property Management, Leasing and Construction Fees payable to CBRE or its Affiliates as set forth in Section 4(c).

Real Estate Commission Fee on Sale of Property. The Real Estate Commission Fees on Sale of Property payable to CBRE or its Affiliates as set forth in Section 4(d).

REIT. A real estate investment trust under Section 856 of the Code.

Sale or Sales. As such term is defined in the Declaration of Trust.

Securities. As such term is defined in the Declaration of Trust.

Shared Office Space. An agreed-upon area of CBRE Global Investors’ office space on the 29th floor of 515 South Flower Street, Los Angeles, California 90071.

Shareholders. The record holders of the Company’s Shares.

Shares. Any of the Company’s shares of beneficial interest of any class or series, including the common shares.

Targeted Personnel. The 14 employees of the Advisor or its Affiliates based in the Advisor’s offices in Princeton, New Jersey on the date of the Advisory Agreement.

Termination Date. The date of termination of the Agreement.

Trustee. A member of the Board of Trustees of the Company.

2. Appointment. Each of the Company and the Operating Partnership hereby retains CBRE to provide consulting services to them on the terms and conditions set forth in this Agreement, and CBRE hereby accepts such appointment. Each of the Company and the Operating Partnership agree that this appointment does not render CBRE to be the Advisor (as that term is defined in the Declaration of Trust) to the Company because, among other reasons, the Company’s employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.

3. Duties of CBRE. As requested by the Company and under the supervision of the Targeted Personnel who have been hired by the Company, CBRE, either directly or by engaging an Affiliate, shall provide consulting, support and transitional services to the Company including:

(a) consulting in connection with the Company’s efforts to identify potential investment opportunities consistent with the investment objectives and plans of the Company;

(b) consulting with respect to various administrative functions and agreed-upon IT services of the Company;

(c) assisting with the maintenance and preservation of the books and records of the Company, including share books and records reflecting a record of Shareholders and their ownership of the Company uncertificated shares;

(d) consulting with respect to financings, leases and other contracts;

(e) assisting with the provision of accounting and other record keeping functions for the Company and Operating Partnership, including assisting with the Company’s compliance with its obligations under applicable securities laws;

(f) providing reports concerning the value of investments or contemplated investments of the Company in Properties;

(g) providing investor relations and shareholder support consistent with the support provided to the Company under the Advisory Agreement;

(h) assisting with the transition of the foregoing services and all other services provided to the Company directly or indirectly by CBRE under the Advisory Agreement; and

(i) providing such other consulting and support services as are reasonably requested by the Company to assist the Company in completing its transition to self management.

Notwithstanding the foregoing, CBRE is under no obligation to provide transfer agent support services of the nature currently provided to the Company by CNL Fund Management Company and its Affiliates. CBRE may delegate any of the foregoing duties to any Person so long as CBRE or any Affiliate remains responsible for the performance of such duties.

4. Fees.

(a) IM Consulting Fee. CBRE shall be paid as compensation for the consultation services rendered to the Company hereunder an investment management consulting fee (the “IM Consulting Fee”). The IM Consulting Fee shall be payable in cash. Except for the additional amounts provided for in paragraph (e) below, the IM Consulting Fee will consist of (i) a monthly fee equal to one twelfth of 0.5% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments within the Company’s portfolio and (ii) a monthly fee equal to 5.0% of the aggregate monthly Net Operating Income derived from all real estate investments within the Company’s portfolio. The IM Consulting Fee shall be calculated monthly in a manner consistent with the calculation of the Investment Management Fee pursuant to the Advisory Agreement, and the IM Consulting Fee calculated with respect to each month shall be payable monthly in arrears within ten days from the end of each calendar month.

(b) Acquisition Consulting Fees. (i) CBRE or its Affiliates shall receive as compensation for consultation services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Property an Acquisition Consulting Fee payable by the Company. CBRE or its Affiliates shall be paid up to 1.5% of (x) the Contract Purchase Price of Property acquired by the Company, including any debt attributable to such investments, or (y) when the Company makes an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of Property held by that entity. However, the total of all Acquisition Consulting Fees and Acquisition Expenses payable with respect to any Property or Properties shall not exceed an amount equal to 6% of the Contract Purchase Price, or in the case of a Mortgage, 6% of the funds advanced, provided, however, that a majority of the Board of Trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction may approve fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(ii) Upon the Termination Date, CBRE shall present a list to the Company of all the unacquired Properties for which CBRE has performed substantial services on behalf of the Company in connection with the identification and possible acquisition of such Property. The Company shall notify CBRE of any Property that the Company objects to being included on the list within 10 days of its receipt of the list from CBRE. If the Company objects to any Property’s inclusion on the list, then the parties shall attempt in good faith to promptly resolve such objections. Any Property that the Company does not object to or that, following an objection, the Company agrees is properly included on the list shall be a Qualifying Property. Any Property that is the subject of an unresolved objection by the Company shall be a Disputed Property. Should any Qualifying Property be acquired by the Company within nine (9) months of the Termination Date (the “Tail Period”), the Company shall pay an Acquisition Consulting Fee equal to 0.75% of (x) the Contract Purchase Price, including any debt attributable to such investment, or (y) when the Company makes an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of Property held by that entity. If the Company acquires a Disputed Property during the Tail Period, then the parties shall submit the dispute as to whether the Property should be properly included as a Qualified Property (the “Dispute”) and such Dispute shall be submitted to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules before one AAA arbitrator in New York, NY.

(c) Property Management, Leasing and Construction Fees. To the extent the Company retains CBRE or its Affiliates to provide property management, leasing or construction services with respect to a Property, CBRE or its Affiliates, as applicable, shall receive as compensation for any such services rendered with respect to such Property, Property Management, Leasing and Construction Fees based upon the customary property management, leasing and construction supervision fees applicable to the geographic location and type of a Property. Such fees for each service provided shall range from 2% to 5% of gross revenues received from a Property the Company owns.

(d) Real Estate Commission Fee on Sale of Property. The Company shall pay CBRE or its Affiliates a Real Estate Commission Fee upon Sale of one or more Properties, in an amount equal to the lesser of (i) one-half of the Competitive Real Estate Commission, or (ii) 3% of the sales price of such Property or Properties. Payment of such fee may be made only if CBRE or its Affiliates provides a substantial amount of services in connection with the Sale of Property or Properties. In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such Sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such Property or Properties. Notwithstanding the provisions of this Section 4(d), no compensation shall be paid to CBRE or its Affiliates pursuant to this Section 4(d) with respect to any transaction for which CBRE or its Affiliates are paid fees pursuant to Section 8 of the Transition Agreement.

(e) Adjustment. Notwithstanding the foregoing, to the extent the Company assumes or incurs prior to the termination of this Agreement a cost that was previously borne by the Advisor during the term of the Advisory Agreement or its predecessor agreement (such as the Company’s hiring of any remaining Targeted Personnel, assuming lease obligations, etc.) (all such costs are referred to herein as “Assumed Costs”), then amounts otherwise owed under this Section 4 shall be correspondingly reduced on a monthly basis; provided that (i) any Assumed Costs resulting from hiring of any Targeted Personnel shall reduce the amounts payable by the Company under this Section 4 for such month only to the extent of their base salary and benefits (as in effect immediately prior to their hiring by the Company) and any related other direct employer costs (but excluding any bonus amounts) earned or incurred during the month; and (ii) with respect to any increases in any Assumed Costs after their assumption, the amount of such increases shall not reduce the amounts payable by the Company under this Section 4.

5. Expenses.

(a) In addition to the compensation paid to CBRE pursuant to Section 5 hereof, the Company shall pay directly or reimburse CBRE for all of the expenses paid or incurred by CBRE in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) the annual cost of goods and materials used by the Company;

(ii) personnel costs; and

(iii) Acquisition Expenses, disposition expenses, financing expenses, and Operating Expenses.

Consistent with current practice, CBRE acknowledges that it shall be responsible for the payment of custodial fees to Community National Bank and shall not be entitled to reimbursement thereof.

Notwithstanding the foregoing, CBRE shall obtain the Company’s written approval prior to incurring any third party expenses for the account of, or reimbursable by, the Company.

(b) Expenses incurred by CBRE on behalf of the Company and payable pursuant to this Section 5 shall be reimbursed no less than monthly to CBRE; provided, however, that with respect to reimbursements under clause 5(a)(ii), the Company’s only obligation shall be to make an aggregate payment equal to $2.5 million in cash due on the effective date of this Agreement. Other than the expenses contemplated by clause 5(a)(ii), CBRE shall deliver a statement within 20 days of the end of any calendar month documenting the expenses of the Company during such month which are to be reimbursed pursuant to this Section 5 and shall also deliver such statement to the Company within 20 days of the Termination Date.

(c) Notwithstanding the foregoing provisions of this Section 5, the Company’s obligation to reimburse the Advisor for expenses pursuant to this Section 5 (other than with respect to the $2.5 million reimbursement relating to clause 5(a)(ii)) shall be done in accordance with and limited by actual past practice during the term of the Advisory Agreement.

6. Other Activities of CBRE. Nothing herein contained shall prevent CBRE or any of its Affiliates from engaging in or earnings fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by CBRE or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of CBRE or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. CBRE may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

7. Relationship of CBRE and Company. The Company and CBRE are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

8. Term. This Agreement shall continue in force until April 30, 2013. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company for Cause or (ii) by CBRE for a material breach of this Agreement by the Company which remains uncured after 10 days’ written notice or the bankruptcy of the Company.

9. Assignment to an Affiliate. This Agreement may be assigned by CBRE to an Affiliate with the approval of the Company. CBRE may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of CBRE, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

10. Payments to and Duties of CBRE upon Termination. (a) CBRE shall be entitled to receive from the Company within 30 days after the Termination Date all unpaid reimbursements of expenses and all unpaid fees payable to CBRE.

(b) CBRE shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company; and

(iii) deliver to the Company all assets and documents of the Company then in the custody of CBRE.

11. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board, the Company and the Operating Partnership:	Chambers Street Properties 47 Hulfish Street, Suite 210 Princeton, NJ 08542

To CBRE:	CBRE Advisors LLC 515 South Flower Street, Suite 3100 Los Angeles, California 90071 Attn: General Counsel

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 11.

12. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

13. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

14. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15. Entire Agreement. This Agreement and the Transition Agreement (and the other agreements referenced in the Transition Agreement) contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16. Indulgences, not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

18. Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

19. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

20. Occupancy and Confidentiality. (a) Certain agreed-upon employees of the Company shall have the right, for no fee or expense reimbursement, to occupy the Shared Office Space and utilize agreed-upon IT services related thereto until the earlier of (i) the availability for occupancy of the Company’s separate office space in Los Angeles for its Los Angeles-based employees and (ii) 11:59 p.m. PDT on September 30, 2012; provided that the Company hereby agrees to use its commercially reasonable best efforts to have such separate office space ready for occupancy as soon as practicable after the date hereof; provided further that the Company understands and agrees none of CBRE or any of its Affiliates, or any directors, officers, employees or agents of any of them (collectively, the “CBRE Indemnified Persons”), shall have any liability to the Company or its employees arising out of or relating to their use or occupation of such Shared Office Space or IT services. The Company hereby agrees to indemnify and hold harmless the CBRE Indemnified Persons for any and all liability incurred by them arising out of or relating to the Company’s or its employees’ use or occupation of the Shared Office Space or IT services. In addition, the Company agrees to cause its employees who use and occupy such Shared Office Space and IT services to abide by CBRE Global Investors’ stipulated rules relating thereto (a copy of which has been provided by CBRE to the Company) and shall be liable for any breach by them of such rules.

(b) The Company and its employees who occupy or use the Shared Office Space or agreed-upon IT services may come into contact with information relating to CBRE Global Investors business and operations during their use of the Shared Office Space and IT Services. All such information (whether oral or written, and irrespective of whether marked as private or proprietary) shall be deemed confidential, and the Company shall hold such information in strict confidence and not disclose it to any other person. The Company may not use such information for any purpose and may not take physical possession of such information. All such information is the exclusive property of CBRE and its Affiliates. The Company understands that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, and the Company will advise its employees of the same. The Company shall be liable for any breach by its employees of the obligations in this Section 20(b). CBRE shall be entitled to seek specific performance with respect to any breach of this Section 20(b).

21. Survival. The provisions of Sections 1, 4(b)(ii), 5, 10 through 18 and 20 through 22 shall survive termination of this Agreement.

22. License Agreement. (a) Pursuant to Section 7(B) of the License Agreement, and as a result of and upon the termination of the Advisory Agreement, the Company understands and agrees that the License Agreement is terminated and all of the Company’s rights in the name “CB Richard Ellis,” “CBRE” and their derivatives hereby revert to CBRE, Inc.

(b) Pursuant to Section 8 of the License Agreement, the Company hereby assigns to CBRE, Inc. all of its right, title and interest, if any, in and to the name “CB Richard Ellis,” “CBRE” and their derivatives.

IN WITNESS WHEREOF, the parties hereto have executed this Transitional Services Agreement as of the date and year first above written.

CHAMBERS STREET PROPERTIES

By:	/s/ Charles E. Black
Name:	Charles E. Black
Title:	Chairman of the Special Committee of the Board of Directors

CSP OPERATING PARTNERSHIP, LP

By:	/s/ Jack A. Cuneo
Name:	Jack A. Cuneo
Title:	President and Chief Executive Officer

CBRE ADVISORS LLC

By:	CBRE GLOBAL INVESTORS, LLC, its sole managing member

By:	/s/ Pasha Zargarof
Name:	Pasha Zargarof
Title:	Authorized Signatory